Exhibit 99.1

FIRST NATIONAL CORPORATION

Press Release:  First Quarter 2004 Earnings

April 23, 2004

First National Corporation (OTCBB: FXNC) reported net income of $897 thousand or $0.61 per basic and diluted share for the three months ended March 31, 2004.  This is a 20.6% increase over the $744 thousand net income for the quarter ended March 31, 2003 and a 24.5% increase over the $0.49 per basic and diluted share for the three months ended March 31, 2003.  The annualized return on average equity and average assets were 15.01% and 1.02%, respectively, for the three months ended March 31, 2004, compared to 12.80% and 1.00%, respectively, for the three months ended March 31, 2003.

Net interest income increased 23.1% from $2.5 million for the three months ended March 31, 2003 to $3.1 million for the quarter ended March 31, 2004.  The decline in interest expense (5.2%) combined with an increase in interest income (11.4%) generated an increase in net interest income of $584 thousand.  The net interest margin was 3.86% for the three months ended March 31, 2004, compared to 3.68% for the same period in 2003.

Noninterest income increased 9.1% to $878 thousand for the three months ended March 31, 2004 compared to $805 thousand for the same period in 2003.  Service charges increased 20.1% to $633 thousand for the three months ended March 31, 2004 compared to $527 thousand for 2003.  This increase was attributable to growth in the number of noninterest-bearing demand deposits and related overdraft fees.  Fees for other customer services increased 42.2% to $236 thousand for the quarter ended March 31, 2004 compared to $166 thousand for the same period in 2003.  Brokerage fees, ATM fees and other transaction fees contributed to this increase.

(in thousands) Noninterest Income (unaudited)	Quarter 3/31/04	Ended 3/31/03
Service charges	$ 633	$ 527
Fees for other customer services	236	166
Gains on sale of securities	-	16
Gains (losses) on sale of fixed assets	(6)	-
Gains on sale of loans	25	80
Other income (expense)	(10)	16
Noninterest income	$ 878	$ 805

Noninterest expense increased 22.2% to $2.5 million for the three months ended March 31, 2004 compared to $2.1 million for the same period in 2003.  Salaries and employee benefits increased over the comparable quarter of 2003, primarily from hiring additional staff to support the growth in the business.  Occupancy and equipment costs increased over the comparable quarter of 2003 as a result of further expansion into Shenandoah County with the opening of the Mt. Jackson branch.  During the fourth quarter of 2003, the Corporation also opened the Winchester Financial Center, which serves the Winchester and Frederick County markets.  Other expenses increased due to the growth of the business.

(in thousands) Noninterest Expense (unaudited)	Quarter 3/31/04	Ended 3/31/03
Salaries and employee benefits	$ 1,203	$ 1,030
Occupancy	179	128
Equipment	211	179
Advertising	96	73
Stationery and supplies	95	84
Telecommunications	65	43
Other	674	528
Noninterest expense	$ 2,523	$ 2,065

Total assets increased 19.1% to $366.5 million at March 31, 2004 from $307.7 million at March 31, 2003.  The majority of the asset growth occurred in the loan portfolio.  Loans, net of the allowance for loan losses, increased 21.3% from $219.6 million at March 31, 2003 to $266.5 million at March 31, 2004.  The loan loss provision was $163 thousand for the three months ended March 31, 2004 and $158 thousand for the comparable period of 2003.  The allowance for loan losses totaled $2.5 million or 0.94% of total loans at March 31, 2004 compared to $2.3 million or 1.02% of total loans at March 31, 2003.  Net charge-offs were $182 thousand for the quarter ended March 31, 2004 compared to $58 thousand for comparable period of 2003. The allowance for loan losses has increased since the first quarter of 2003, which is primarily attributable to the growth in the loan portfolio. The overall quality of the loan portfolio has improved since the first quarter of 2003, which is reflective in the ratio of allowance for loan losses to total loans at March

31, 2004. Securities available for sale increased 30.3% to $69.2 million at March 31, 2004 from $53.1 million at March 31, 2003, which is consistent with the overall balance sheet growth.

Total deposits increased 15.4% or $39.0 million to $292.8 million at March 31, 2004 from $253.8 million at March 31, 2003.  Noninterest-bearing demand deposits increased $22.1 million or 53.8% to $63.0 million at March 31, 2004 from $41.0 million at March 31, 2003, which contributed to 56.6% of the growth in total deposits.  Other borrowings totaled $44.5 million at March 31, 2004 compared to $26.6 million at March 31, 2003.

Shareholders’ equity totaled $24.3 million at March 31, 2004, an increase of 10.5% over the March 31, 2003 balance of $22.0 million.  The book value of the Corporation was $16.65 per share and the total common shares outstanding were 1,462,062 at March 31, 2004.  Cash dividends paid during the three months ended March 31, 2004 and 2003 were $0.20 per share and $0.19 per share, respectively.

Selected Financial Information:

(in thousands, except per share data) Selected Ratios (unaudited)	Quarter 3/31/04	Ended 3/31/03
Book value per share	$ 16.65	$ 15.07
Dividends per share	$ 0.20	$ 0.19
Return on average equity	15.01%	12.80%
Return on average assets	1.02%	1.00%
Net interest margin	3.86%	3.68%

(in thousands) Balance Sheets (unaudited)	Quarter 3/31/04	Ended 3/31/03
Securities available for sale, at fair value	$ 69,229	$ 53,143
Loans held for sale	956	381
Loans, net	266,485	219,619
Total assets	366,525	307,709
Deposits	292,762	253,782
Other borrowings	44,542	26,593
Company obligated manditorily redeemable capital securities	3,000	3,000
Shareholders’ equity	24,342	22,032

(in thousands, except per share data) Statements of Income (unaudited)	Quarter 3/31/04	Ended 3/31/03
Interest income	$ 4,792	$ 4,300
Interest expense	1,683	1,775
Provision for loan losses	163	158
Noninterest income	878	805
Noninterest expense	2,523	2,065
Provision for income taxes	404	363
Net income	$ 897	$ 744
Earnings per share, basic and diluted	$ 0.61	$ 0.49

Certain information in this discussion may include forward looking statements that are subject to risks and uncertainties.  These forward looking statements include statements regarding our profitability, liquidity, allowance for loan losses, interest rate sensitivity, market risk, growth strategy, and financial and other goals.  The words “believes,” “expects,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends,” or other similar words or terms are intended to identify forward looking statements.

These forward-looking statements are subject to significant uncertainties because they are based upon or are affected by certain factors.  We have identified factors in our December 31, 2003 Annual Report on Form 10-KSB, which can be accessed from our website at www.firstbank-va.com.

Because of these uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.  In addition, our past results of operations do not necessarily indicate our future results.

First National Corporation, headquartered in Strasburg, Virginia, is the financial holding company of First Bank.  First Bank operates nine retail bank branches in the Northern Shenandoah Valley Region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester.  First Bank also owns First Bank Financial Services, Inc., which invests in partnerships that provide investment services and title insurance.

Contact:

First National Corporation

M. Shane Bell

Senior Vice President & CFO

sbell@firstbank-va.com

(540) 465-9121